Exhibit 99.1
FOR IMMEDIATE RELEASE
Agilysys Reports Summary Unaudited Fiscal 2009 Second-Quarter Financial Information
•	Company Sells Ownership Stake in Magirus Allowing It to Finalize Fiscal 2008 Financial Results
•	Cash on Hand Increases to $57.5 Million at September 30, 2008, an Increase of $28 Million from the Previous Quarter
•	Focuses on Realigning Expense to Better Match Current Revenues — $22 Million in Costs Eliminated to Date
CLEVELAND – November 20, 2008 – Agilysys, Inc. (Nasdaq: AGYS), a leading provider of innovative IT solutions, today announced fiscal 2009 unaudited second-quarter summary financial information for the period ended September 30, 2008.
Second-Quarter Results of Operations
Revenue for the second quarter decreased 11.6% to $170.9 million, compared with $193.3 million in the second quarter of 2008.
Fiscal 2009 second quarter revenue from hardware products was $121.8 million, down 15.4% compared with $144.0 million a year ago. The decrease in hardware sales was primarily due to soft demand for server and storage products. Software revenue was $14.4 million, down 1.4% from $14.6 million a year ago. Services revenue was $34.7 million, unchanged from a year ago.
Gross profit for the second quarter was $50.4 million, or 29.5% of revenue, compared with $42.3 million, or 21.9% of revenue, for the second quarter of 2008. The increase in gross margin was due to higher sales of proprietary software and increased rebates received compared with the prior year.
Selling, general and administrative (SG&A) expenses for the second quarter were $52.8 million, or 30.9% of revenue, compared with $45.6 million, or 23.6% of revenue, in the same quarter a year ago. The $7.2 million increase in SG&A year-over-year was largely due to:
•	SG&A from the acquisitions of Eatec and Triangle of $1.8 million, including incremental intangible amortization of $0.5 million;
•	Incremental intangible amortization of $2.6 million;
•	Increase in bad debt provision of approximately $1.5 million due to current weak market conditions.
In addition, the company incurred approximately $0.5 million and $1.0 million in expenses related to its recently concluded evaluation of strategic alternatives in the quarter and year-to-date, respectively.

Consolidated depreciation and amortization for the quarter was $7.0 million compared with $3.6 million in the prior year. The increase was primarily due to increased intangible amortization.
The operating loss for the quarter, which includes $0.5 million of restructuring charges, was $2.9 million, compared with a loss of $3.3 million in the second quarter of fiscal 2008.
Operating loss, excluding restructuring charges, plus depreciation and amortization was income of $4.6 million, compared with income of $0.3 million a year ago.
“With our significant management realignment and organizational actions taken in October, I firmly believe we have a turnaround plan in place designed to progressively address our performance shortfalls. We will continue to drive additional operating and cost efficiencies with a concerted focus on enhanced profitability and cash generation. Apart from historical seasonality trends, we are determined to demonstrate sustainable EBITDA improvements going into fiscal 2010,” said Martin Ellis, recently named president and chief executive officer. “Our three business groups are very well positioned in their respective markets and continue to build outstanding potential for the future. Given our renewed focus and the current challenges many of our competitors face we are well placed with a strong balance sheet and the financial flexibility to compete effectively, seize market share and drive shareholder value.”
Goodwill and Trademark Impairment
Based on a combination of factors, including the current economic environment, recent operating results, and a significant decline in Agilysys’ market capitalization, applicable accounting guidance requires the company to perform an interim goodwill and trademark impairment analysis. Accordingly, with the company’s current market capitalization below its book value it is compelled to write-off goodwill and trademarks recorded on its balance sheet. As a result the Company expects to record a non-cash write-off of up to $290 million. The company expects to finalize the amount and timing of its goodwill and trademark impairment shortly.
Hospitality Solutions Group
In the second quarter of fiscal 2009, the Hospitality Solutions Group (HSG) recorded revenue of $23.1 million, down 2.1% compared with $23.6 million in the second quarter of 2008. Excluding $1.8 million in revenue from the recent acquisitions of Eatec and Triangle, HSG revenue was $21.3 million. The year-over-year decline is due to lower sales of HSG’s legacy property management software. The company is rapidly developing Guest360™, HSG’s next-generation property management solution that was recognized as “Best New Technology” at the industry’s trade show, HITEC 2007. The company plans to complete development and launch Guest360 in fiscal 2010. The product is on target for beta testing this year with a 250-room, upscale property in Tennessee.
Gross margin was $14.9 million, or 64.5% of revenue, compared with $12.7 million, or 53.7% of revenue, in the same period a year ago. The increase in gross margin was due to a favorable mix of higher software sales.
Depreciation and amortization for HSG was $1.9 million in the second quarter of 2009, compared with $1.8 million in the second quarter of 2008.
SG&A increased $2.9 million over the prior year. The increase was primarily due to $1.8 million related to the acquisitions of Eatec and Triangle and $0.6 million of incremental development costs associated with Guest360. Also included in the quarter was incremental bad debt expense of $1.2 million.
Operating income was $0.2 million in the second quarter for HSG, compared with $0.9 million a year ago.
Operating income plus depreciation and amortization was $2.1 million in the second quarter compared with $2.7 million in the second fiscal quarter a year ago.
Retail Solutions Group
In the second quarter of fiscal 2009, the Retail Solutions Group (RSG) recorded revenue of $29.9 million, a decrease of 10% compared with $33.2 million in the same quarter a year ago. The decrease is primarily due to lower volume of point-of-sale hardware and implementation services in the quarter.
Gross margin was $6.2 million, or 20.8% of revenue, compared with $6.3 million, or 18.9% of revenue in the same period a year ago. The increase in gross margin was due to lower volume of point-of-sale hardware.
Depreciation and amortization for the quarter was $0.1 million, unchanged from a year ago.
Operating income was $0.7 million in the second quarter of fiscal 2009, compared with $2.0 million in the second quarter of fiscal 2008. Operating income was down versus the prior-year quarter as a result of increased compensation expense and an increase in bad debt provision of $0.5 million.
Operating income plus depreciation and amortization was $0.8 million in the second quarter compared with $2.1 million in the second quarter a year ago.
Technology Solutions Group
The Technology Solutions Group (TSG) excludes the Hong Kong and China operating results for the current and prior periods as a result of the operations being classified “as held for sale.”
In the second quarter of fiscal 2009, TSG recorded revenue of $117.9 million, down 13.6%, compared with $136.5 million in the second quarter of fiscal 2008. Softness in demand for IT products was broad-based, but was partially offset by higher sales of Sun products.
Gross margin was $28.7 million, or 24.3% of revenue, compared with $23.4 million, or 17.2% of revenue, in the same period a year ago. The increase in gross margin is due to favorable product mix and higher rebates.
Depreciation and amortization for TSG was $4.1 million in the second quarter of fiscal 2009, compared with $0.7 million in the second quarter of fiscal 2008.
Operating income was $7.5 million in the second quarter of fiscal 2009, compared with operating income of $3.7 million a year ago. The increase was due to year-over-year higher selling margin and rebates along with lower compensation costs due to cost cutting executed in the first quarter of fiscal 2009, including restructuring of the unit’s professional services go-to-market strategy. During the second quarter, TSG consolidated its professional services management and delivery groups and will continue selling specific proprietary professional services, including identity management, security and storage virtualization.

Operating income plus depreciation and amortization was $11.6 million, or 9.8% of revenue, in the second quarter compared with $4.5 million, or 3.3% of revenue, in the second fiscal quarter a year ago.
Corporate
Operating expenses were $11.9 million in the second fiscal quarter of 2009, compared with $10.2 million in the same period for fiscal 2008. The increase in corporate operating expenses was due to defined benefit retirement plans of $1.0 million, restructuring costs of $0.5 million, and higher professional fees of $0.3 million.
Depreciation and amortization was $1.1 million in the second quarter of fiscal 2009, compared with $1.0 million a year ago. Stock compensation cost was $0.4 million compared with $1.4 million in the prior year.
Operating loss was $11.3 million in the second quarter of fiscal 2009, compared with an operating loss of $10.1 million a year ago.
Six-Month Results of Operations
For the six months ended September 30, 2008, revenue was $350.9 million, a 10% increase compared with revenue of $318.9 million for the comparable period last year. The year-over-year increase was due to incremental revenue from acquisitions of $64.4 million, offset by decline in organic revenue of $32.4 million. The decline in organic revenue was primarily due to soft demand for server and storage related products.
First-half hardware products revenue was $250.1 million, up 7.7% from $232.2 million in the first half last year. Software revenue was $32.1 million, up 18.9% from $27.0 million a year ago. Services revenue was $68.7 million, up 15.1% from $59.7 million in last year’s first six months.
Gross profit for the first six months was $98.4 million, or 28.0% of revenue, compared with $74.3 million, or 23.3% of sales, in the prior year. The increase was due to a higher mix of software and services revenue as well as higher rebates.
SG&A was $109.3 million, or 31.1% of revenue, in the first half compared with $82.5 million, or 25.9% of sales, in the prior year. Recent acquisitions contributed $16.1 million to the increase in SG&A. The provision for bad debt expense increased $1.2 million over the prior year. Excluding acquisitions, compensation expense increased $1.6 million in the first half of fiscal 2009 primarily due to higher fringe costs.
Depreciation and amortization was $14.0 million up from $5.3 million a year ago. The increase was due to incremental intangible amortization associated with recent acquisitions.
Operating loss was $11.0 million, excluding $23.6 million of restructuring charges, compared with operating loss of $8.3 million for the same period a year ago.
Operating loss, excluding restructuring charges, plus depreciation and amortization was income of $3.0 million, compared with a loss of $3.0 million a year ago.

Liquidity
As of September 30, 2008, Agilysys had cash on hand of $57.5 million, an increase of $28.0 million over cash of $29.5 million reported in the first quarter. The increase in cash was primarily due to a $3.6 million tax refund, a $7.3 million dividend from Magirus, AG and approximately $22 million in improved cash flow from operations and the impact of changes in floor plan financing.
As of October 31, 2008, the company had $85.7 million in cash on hand. The increase from September to October is primarily due to strong receivables collection. “We are acutely focused on cash generation in today’s challenging markets,” Ellis said. “While we’re pleased with the overall improvement in cash on hand in October, ongoing cash balances will vary from month to month due to timing of receipts and payments.”
As of November 19, 2008, approximately $18 million of the company’s cash was invested with The Reserve Fund’s Primary Fund, a money market account that is currently not permitting withdrawals. As has been widely reported, the Primary Fund is working with the Securities and Exchange Commission to liquidate the fund; however, the timing of the liquidation is uncertain at this time.
The company remains debt-free. As of October 17, 2008, the company’s ability to borrow under its credit facility was suspended due to the company’s previously announced failure to timely file its 10-K annual report with the SEC due to audit issues relating to Magirus. The company is working with members of its bank group to explore an alternative financing arrangement.
Magirus
On October 21, 2008, Agilysys signed an agreement to sell its 20% ownership in Magirus AG, a privately held computer systems distributor headquartered in Germany, to Magirus for €1.8 million. Agilysys completed the sale on November 18, 2008 and received $2.2 million.
In 2000, Agilysys invested $10.6 million in Magirus to acquire a 20% ownership stake. As of April 1, 2007, the book value of this investment was $7.8 million. From the initial investment through March 31, 2008 the company earned $4.8 million in marketing fees and dividends. In July 2008, the company received a dividend of $7.3 million. Including the approximately $2.2 million received from the sale of Magirus shares, Agilysys has received a total of $14.3 million in return for its investment in Magirus, resulting in a total return of $3.7 million or 35% on the original investment.
Fiscal 2008 Form 10-K Filing Update
As previously announced on August 7, 2008, in the company’s fiscal 2009 first quarter earnings release, Agilysys recorded material other income during fiscal year 2008 resulting from its ownership interest in Magirus. Since financial information associated with the company’s proportionate share of gains and losses reported by Magirus remained unaudited and unconfirmed, Agilysys was unable to complete preparation of its consolidated financial statements for the year ended March 31, 2008.
With the divestiture of the investment in Magirus, Agilysys will now be able to complete its audit for the fiscal year ended March 31, 2008, and advance the company’s efforts to file its Annual Report on Form 10-K. Additionally, from April 1, 2008 through November 19, 2008, Agilysys has adopted the cost accounting treatment for its investment in Magirus and, as a result, no longer records its proportionate share of Magirus’ profits and losses.

Due to the open accounting matters related solely to the company’s investment in Magirus, Agilysys has been reporting summary financial information, which is unaudited.
Asian Operations
The company is currently exploring divestiture opportunities for its Hong Kong and China operations. Agilysys acquired the Hong Kong and China businesses of TSG in December 2005. The assets and liabilities of for these operations are currently recorded as “held for sale” on the company’s balance sheet.
Management Reorganization
As previously announced on October 22, 2008, Arthur Rhein has retired as president and CEO of Agilysys and stepped down as chairman and director. Ellis, formerly executive vice president, treasurer, and chief financial officer, was elected president and CEO, succeeding Rhein. He also was elected to the Board to fill the vacancy created by Rhein’s retirement. Keith M. Kolerus, a current Agilysys director, was appointed non-executive chairman and Kenneth J. Kossin, Jr., vice president and controller, was elected senior vice president and chief financial officer.
Kolerus has been a director of Agilysys for 10 years. A 40-year industry veteran, he has been a director and officer of a variety of high-tech companies, including the American Division of National Semiconductor (Computer Components) and chairman of the board of directors of National Semiconductor Japan, Ltd.
On October 23, 2008, the company announced a new operational leadership team and the elimination of a layer of senior management. As part of this strategic realignment, the leaders of the company’s three operating segments – Hospitality Solutions Group, Retail Solutions Group, and Technology Solutions Group – now report directly to Ellis.
Cost-Savings Actions to Date
As previously announced in the company’s fourth-quarter earnings release on June 2, 2008, Agilysys implemented a cost-savings program that resulted in full-year net expense reduction of approximately $14 million. As a result of the company’s management reorganization in October, the company realized $8 million in additional pro forma, full-year cost-savings, resulting in total cost savings to date of approximately $22 million. The $22 million in cost-savings actions taken to date consists of:
•	$11 million related to the Corporate Segment,
•	$10 million related to TSG, and
•	$1 million related to HSG.
The company expects to report a restructuring charge of approximately $8.9 million associated with the reorganization executed in the third quarter.
“The realignment of our expense structure provides for a more efficient and streamlined organization that capitalizes on the experience of our business unit leaders,” Ellis said. “It has allowed us to better match our expenses to our current and projected revenue level, given the backdrop of the tough industry and macroeconomic trends.”

Business Outlook
As previously announced on October 2, 2008, the company revised its revenue and adjusted EBITDA guidance for fiscal 2009. Agilysys had expected revenue of between approximately $810 million and $825 million and adjusted EBITDA of approximately $20 million to $24 million, which excludes restructuring charges of $23.8 million associated with severance costs of its first-quarter cost reductions and the write-off of goodwill and intangible assets associated with the CTS Corporations, which was acquired in May 2005.
However, due to unprecedented uncertainty in the macro economic environment, the company noted that visibility into demand for the quarters ahead is much more limited than normal. As a result, the company is suspending revenue guidance until conditions stabilize. Further, the company has revised its adjusted EBITDA guidance and now expects adjusted EBITDA of approximately $20 million, which excludes restructuring charges and any acquisition-related goodwill impairment. The company expects to generate adjusted EBITDA of:
•	($1.6) million in its first quarter ending June 2008,
•	$4.6 million in its second quarter,
•	$9 million to $11 million in its third quarter, and
•	$6 million to $8 million in its fourth quarter.
The company expects cash on hand at March 31, 2009 of between $60 million and $70 million.
“The macro economic environment remains challenging and with limited visibility, into demand for products and services. However, we are fully committed to ensuring that we remain profitable in this difficult economic environment,” Ellis said. “We remain focused on generating cash, increasing our adjusted EBITDA and progressively driving operating efficiencies while leveraging our distinctive product and service offerings. Our adjusted EBITDA guidance is our best estimate of profitability based on our current forecast and the items we control.”
Conference Call Information
A conference call to discuss the second quarter results is scheduled for 11 a.m. ET on November 20, 2008. The conference call will be broadcast live over the Internet and the call will be archived on the investor relations page of the company’s Web site: www.agilysys.com.
Forward-Looking Language
Portions of this release, particularly the statements made by management and those that are not historical facts, are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on current assumptions and expectations, and are subject to risks and uncertainties, many of which are beyond the control of Agilysys. Many factors could cause the actual results of Agilysys to differ materially from those anticipated by the forward-looking statements. These factors include those referenced in the Annual Report on Form 10-K or as may be described from time to time in Agilysys subsequent SEC filings.
Potential factors that could cause actual results to differ materially from those expressed or implied by such statements include, but are not limited to, those relating to Agilysys long-term financial goals, anticipated revenue gains, sales volume, margin improvements, cost savings, capital expenditures, depreciation and amortization, and new product introductions.

Other associated risks include geographic factors, political and economic risks, the actions of Agilysys competitors and vendors, and changes in economic or industry conditions in the markets served by Agilysys, the ability to appropriately integrate and derive performance from acquisitions, strategic alliances, and joint ventures.
In addition, this release contains time-sensitive information and reflects management’s best analysis only as of the date of this release. Agilysys does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release. Information on the potential factors that could affect Agilysys actual results of operations is included in its filings with the SEC, including, but not limited to, its Annual Report on Form 10-K for the fiscal year ended March 31, 2007. Interested persons can obtain it free at the SEC’s Web site, www.sec.gov.
About Agilysys, Inc.
Agilysys is a leading provider of innovative IT solutions to corporate and public-sector customers, with special expertise in select markets, including retail and hospitality. The company uses technology — including hardware, software and services — to help customers resolve their most complicated IT needs. The company possesses expertise in enterprise architecture and high availability, infrastructure optimization, storage and resource management, identity management and business continuity; and provides industry-specific software, services and expertise to the retail and hospitality markets. Headquartered in Cleveland, Agilysys operates extensively throughout North America, with additional sales offices in the United Kingdom and China. For more information, visit www.agilysys.com.
# # #
Investor contact:
Curtis Stout
Vice President and Treasurer
Agilysys, Inc.
440-519-8635
curtis.stout@agilysys.com
Media contact:
Shawn Turner
Communications Manager
Agilysys, Inc.
440-519-8627
shawn.turner@agilysys.com

AGILYSYS, INC.
SELECTED FINANCIAL DATA
(Unaudited)

	Three Months Ended		Six Months Ended
	September 30		September 30
(In thousands, except share and per share data)	2008	2007	2008	2007
Net sales
Products	$136,226	$158,546	$282,131	$259,221
Services	34,674	34,724	68,733	59,685

Total net sales	170,900	193,270	350,864	318,906
Cost of goods sold
Products	112,324	138,573	233,285	226,003
Services	8,190	12,346	19,229	18,602

Total cost of goods sold	120,514	150,919	252,514	244,605

Gross margin	50,386	42,351	98,350	74,301
Selling, general and administrative expenses	52,788	45,643	109,347	82,543
Restructuring charges	510	4	23,573	31
Operating loss	(2,912)	(3,296)	(34,570)	(8,273)

Depreciation and amortization	7,048	3,560	13,960	5,299

Weighted average shares outstanding
Basic	22,601,549	31,283,478	22,569,206	31,333,014
Diluted	22,601,549	31,915,716	22,569,206	32,106,268

Cash dividends per share	$0.03	$0.03	$0.06	$0.06

	As of
	September 30	March 31
	2008	2008
Current Assets
Cash and cash equivalents	$57,509	$69,935
Accounts receivable, net	135,396	167,530
Inventories, net	24,879	25,408
Deferred income taxes	6,547	3,788
Prepaid expenses and other current assets	4,008	2,756
Assets held for sale	5,148	4,810
Income tax receivable	3,955	7,153
Accrued income tax benefit (expense)	(460)	(2,423)
Assets of discontinued operations — current	596	369

Total current assets	$237,578	$279,326

Current liabilities
Accounts payable	$20,524	$96,199
Floor plan financing	90,104	14,552
Liabilities held for sale	147	1,951
Deferred revenue	9,579	16,232
Accrued and other current liabilities	23,852	57,811
Liabilities of discontinued operations — current	638	610

Total current liabilities	$144,844	$187,355

The following table presents segment profit and related information for each of the company’s reportable segments for the three and six month periods ended September 30:

	Three Months Ended		Six Months Ended
	September 30		September 30
	2008	2007	2008	2007
Hospitality
Total revenue	$23,191	$23,639	$48,060	$37,059
Elimination of intersegment revenue	(43)	(13)	(81)	(76)

Revenue from external customers	$23,148	$23,626	$47,979	$36,983

Gross margin	$14,934	$12,690	$30,292	$20,955

	64.5%	53.7%	63.1%	56.7%
Depreciation and Amortization	$1,855	$1,825	$3,185	$2,129
Operating income	$225	$903	$2,028	$2,537
Retail
Total revenue	$30,012	$33,337	$68,221	$53,739
Elimination of intersegment revenue	(148)	(162)	(316)	(218)

Revenue from external customers	$29,864	$33,175	$67,905	$53,521

Gross margin	$6,199	$6,286	$14,540	$11,437

	20.8%	18.9%	21.4%	21.4%
Depreciation and Amortization	$53	$112	$143	$211
Operating income	$711	$1,989	$4,633	$3,079
Technology
Total revenue	$119,231	$138,573	$238,088	$232,675
Elimination of intersegment revenue	(1,343)	(2,104)	(3,108)	(4,273)

Revenue from external customers	$117,888	$136,469	$234,980	$228,402

Gross margin	$28,683	$23,475	$51,171	$40,411

	24.3%	17.2%	21.8%	17.7%
Depreciation and Amortization	$4,061	$645	$8,472	$1,175

	Three Months Ended		Six Months Ended
	September 30		September 30
	2008	2007	2008	2007
Operating (loss) income	$7,490	$3,903	$6,762	$7,240

Corporate / Other
Revenue from external customers	$—	$—	$—	$—
Gross margin	$570	$(100)	$2,347	$1,498

Depreciation and Amortization	$1,079	$978	$2,160	$1,784
Operating loss	$(11,338)	$(10,091)	$(47,993)	$(21,129)

Consolidated
Total revenue	$172,434	$195,549	$354,369	$323,473
Elimination of intersegment revenue	(1,534)	(2,279)	(3,505)	(4,567)

Revenue from external customers	$170,900	$193,270	$350,864	$318,906

Gross margin	$50,386	$42,351	$98,350	$74,301

	29.5%	21.9%	28.0%	23.3%
Depreciation and Amortization	$7,048	$3,560	$13,960	$5,299
Operating loss	$(2,912)	$(3,296)	$(34,570)	$(8,273)